CHASE
450 West 33rd Street
New York, NY 10001


FLEETWOOD CREDIT RECEIVABLES CORP.

FLEETWOOD CREDIT 1996-B GRANTOR TRUST
$198,288,618.40 6.90% ASSET BACKED CERTIFICATES, CLASS A
$  7,191,815.18 7.10% ASSET BACKED CERTIFICATES, CLASS B


On November 15, 1996, interest earned and principal paid on the underlying collateral for the month of October, 1996 were paid to you by The Chase Manhattan Bank, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.10 of the Pooling and Servicing Agreement Dated as of September 1, 1996. The payment per $1,000 of original issuance of your holdings is allocated as follows:


                                                CLASS A          CLASS B
1) Principal Distributed                       19.392111       19.392111
2) Interest Distributed                         5.647505        5.811201

3) Fees Paid to Servicer                      162,295.07        5,886.35
   Per Certificate                             0.0008185       0.0008185

4) a) Pool Balance after this payment     190,908,848.91    6,924,155.14
   b) Pool Factor                              0.9627827       0.9627827

5) Proceeds received during the period
     from physical damage insurance                                 0.00

6) Reserve Fund Ending Balance                              3,673,530.01
      % of Pool Balance                                             1.86%

7) Servicer Letter of Credit Amount                                   N/A
      % of Pool Balance                                               N/A

8) Proceeds received during the period from
      dealer repurchase obligations relating to
      defaulted receivables                                          0.00

9) a) Aggregate amount of Paid-Ahead Receivables                       N/A
   b) Aggregate amount of unreimbursed Advances
      with respect to Paid-Ahead Receivables                           N/A
   c) Change from Previous Month                                       N/A

10) Aggregate unreimbursed Advances
        Prior Month                                             944,480.41
        Change from Previous Month                                1,999.50
        This Month                                              946,479.91

11) Ending Certificate Balance              190,908,848.91    6,924,155.14

12) Class A Principal Carryover Shortfall                             0.00
            Change from preceding period                               N/A
    Class A Interest Carryover Shortfall                               0.00
            Change from preceding period                               N/A

    Class B Principal Carryover Shortfall                              0.00
            Change from preceding period                               N/A
    Class B Interest Carryover Shortfall                               0.00
            Change from preceding period                               N/A

13) Realized Losses                                                    0.00
           Change from preceding period                                N/A

14) Amount due Class B but paid to Class A (subordination)             0.00